Exhibit 99.1

News Release

Mitel announces definitive agreement to acquire Polycom

Combines global technology leaders to create a complete communications and collaboration portfolio and an enhanced ability to deliver profitable growth

•	Creates new $2.5 billion revenue company with scale and differentiated portfolio to expand in evolving enterprise communications market

•	Delivers attractive value for Mitel and Polycom’s shareholders with significant operating leverage and synergy opportunities

•	Polycom brand to be retained

•	Results in a significant reduction in net debt leverage ratio

•	Transaction expected to be accretive to Mitel in 2017

OTTAWA and SAN JOSE, – April 15, 2016 – Mitel (Nasdaq: MITL) (TSX: MNW) and Polycom (Nasdaq: PLCM), today announced that they have entered into a definitive merger agreement in which Mitel will acquire all of the outstanding shares of Polycom common stock in a cash and stock transaction valued at approximately $1.96 billion. Under the terms of the agreement, Polycom stockholders will be entitled to $3.12 in cash and 1.31 Mitel common shares for each share of Polycom common stock, or $13.68 based on the closing price of a Mitel common share on April 13, 2016. The transaction represented a 22% premium to Polycom shareholders based on Mitel’s and Polycom’s “unaffected” share prices as of April 5, 2016 and is expected to close in the third quarter of 2016, subject to shareholder and regulatory approvals and other customary closing conditions.

New company with shared vision for seamless communications and collaboration

The communications and collaboration industry is undergoing a period of intense change that is rapidly redrawing the competitive landscape and breaking down barriers between previously discrete markets and technology domains. Through a series of strategic acquisitions, Mitel has successfully capitalized on changing market dynamics and transformed the company to help customers operate more efficiently and cost effectively. The combination of Mitel and Polycom will create a new industry leader leveraging Mitel’s recognized leadership as a pioneer in global communications with Polycom’s well-known premium brand and industry-leading portfolio in the conference and video collaboration market.

The combined company will be headquartered in Ottawa, Canada, and will operate under the Mitel name while maintaining Polycom’s strong global brand. Richard McBee, Mitel’s Chief Executive Officer will lead the combined organization. Steve Spooner, Mitel’s Chief Financial Officer, will also continue in that role. On the closing of the proposed transaction, it is expected that Polycom directors will assume two seats on the Mitel board. Once merged, the combined company will have a global workforce of approximately 7,700 employees.

“Mitel has a simple vision - to provide seamless communications and collaboration to customers. To bring that vision to life we are methodically putting the puzzle pieces in place to provide a seamless customer experience across any device and any environment,” said Mitel CEO Rich McBee. “Polycom is one of the most respected brands in the world and is synonymous with the high quality and innovative conference and video capabilities that are now the norm of everyday collaboration. Together with industry-leading voice communications from Mitel, the combined company will have the talent and technology needed to truly deliver integrated solutions to businesses and service providers across enterprise, mobile and cloud environments.”

“Together, Polycom and Mitel expect to drive meaningful value for our shareholders, customers, partners and employees around the world,” said Peter Leav, President and CEO of Polycom. “We look forward to working closely with the Mitel team to ensure a smooth transition and continued innovation to bring the workplace of the future to our customers.”

Global scale and strategic scope provide key customer benefits

The combined global company will offer customers an integrated technology experience supported by an impressive ecosystem of partners. Key market positions include:

•	#1 in business cloud communications (i)

•	#1 in IP/PBX extensions in Europe (ii)

•	#1 in conference phones (iii)

•	#1 in Open SIP sets (iv)

•	#2 in video conferencing (v)

•	#2 in installed audio (vi)

•	Installed customer base in more than 82% of Fortune 500 companies

•	Deep product integration with Microsoft solutions

•	Mobile deployments in 47 of the world’s top 50 economies

•	Combined portfolio of more than 2,100 patents and more than 500 patents pending

•	Global presence across five continents with approximately 7,700 employees worldwide

Enhanced platform expected to deliver profitable growth with opportunities for synergies and significant debt deleveraging

The combined company will have a significantly larger financial platform with the scope, scale and operating leverage needed to strategically expand in an actively evolving market. Financial highlights of the transaction include:

•	Diverse revenue base with pro forma 2015 sales of approximately $2.5 billion

•	Strong cash flow generation with pro forma 2015 EBITDA of approximately $350 million

•	Strengthened balance sheet with Mitel’s pro forma 2015 net debt leverage reduced from 3.8x to 2.1x

•	Expected to be accretive to Mitel shareholders in 2017

•	Anticipated operating synergies of approximately $160 million by 2018, driven by supply chain optimization, facilities consolidation and economies of scale

Sources:

(i)	Source: Synergy Research Group, March 2016
(ii)	Source: MZA Limited, March 2016
(iii)	Source: Frost & Sullivan, Global Audio Conferencing Endpoints, November 2015
(iv)	Source: Synergy Research Group, September 2015
(v)	Source: Q4 2015 UC Market Tracker - Telepresence Market Share Data Reports, February, 2016
(vi)	Source: Frost & Sullivan, Global Audio Conferencing Endpoints, November 2015

Transaction Details

Each of Mitel’s and Polycom’s Boards of Directors have unanimously approved the transaction and are resolved to recommend that its shareholders vote in favor of the transaction. Mitel’s directors and executive officers, as well as Kanata Research Park and funds managed by Francisco Partners, have entered into voting agreements with Polycom to vote their respective Mitel common shares in favor of the transaction. Polycom’s directors and executive officers have entered into voting agreements with Mitel to vote their respective shares of Polycom common stock in favor of the transaction. In addition, Elliott Management has entered into voting agreements with each of Mitel and Polycom to vote its Mitel common shares and its shares of Polycom common stock in favor of the transaction.

The transaction is expected to close in the third quarter of this year, subject to stockholder approval by Polycom and Mitel, receipt of regulatory approval in certain jurisdictions and other customary closing conditions. Following the closing of the transaction, former Polycom shareholders are expected to hold approximately 60% and current Mitel shareholders are expected to hold approximately 40% of the outstanding Mitel common shares.

Mitel intends to finance the cash portion of the consideration for the acquisition, and the refinancing of its existing credit facilities and those of Polycom, using a combination of cash on hand from the combined business and proceeds from new financing and has received financing commitments from BofA Merrill Lynch of approximately $1.1 billion in the aggregate.

BofA Merrill Lynch is serving as Mitel’s financial advisor, with Paul, Weiss, Rifkind, Wharton & Garrison LLP and Osler, Hoskin & Harcourt LLP providing legal advice to Mitel.

Morgan Stanley is serving as Polycom’s financial advisor, with Wilson Sonsini Goodrich & Rosati providing legal advice to Polycom and Morrison & Foerster LLP providing legal advice to Polycom’s Board of Directors.

Updated Guidance for Mitel First Quarter for the period ended March 31, 2016

While Mitel is still early in the process of closing the quarter ended March 31, 2016, it is expected that revenue and adjusted EBITDA margin will be within the company’s prior guidance range. Based on preliminary information available at this time, Mitel now expects quarterly non-GAAP revenue will be in the range of $270 million to $280 million and adjusted EBITDA margin will be in the range of 7.5% to 9.5%.

Mitel’s first quarter 2016 results are planned to be issued before the market opens on Thursday, May 5, 2016. Details of the first quarter 2016 conference call will be confirmed by Mitel in a separate announcement.

Conference Call Information

Mitel and Polycom will host a joint conference call and webcast accompanied by slides today at 8:30 a.m. ET (5:30 a.m. PT) to discuss the transaction. To access via tele-conference, please dial (888) 734-0328. Participants dialing in from outside of Canada and the United States can dial (678) 894-3054.

Live internet access for this call will be available through the Investor Relations section of Mitel’s website at www.mitel.com.

Presentation slides will be available on April 15 in conjunction with this release. To access the presentation slides, please go to the Investor Relations section of Mitel’s website at www.mitel.com or use this link: http://investor.mitel.com/events.cfm.

A rebroadcast of this call will be available on Monday, April 18, 2016 after 9:00 a.m. ET (6:00 a.m. PT). To access the webcast please use this link: http://investor.mitel.com/events.cfm.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Important Information for Investors

In connection with the proposed transaction between Mitel and Polycom, Mitel will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that is expected to include a Joint Proxy Statement of Mitel and Polycom that also constitutes a Prospectus of Mitel (the “Joint Proxy Statement/Prospectus”). Mitel and Polycom plan to mail to their respective shareholders the definitive Joint Proxy Statement/Prospectus in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF MITEL AND POLYCOM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT MITEL, POLYCOM, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Mitel and Polycom through the website maintained by the SEC at www.sec.gov. Investors will also be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents filed with Canadian securities regulatory authorities by Mitel, through the website maintained by the Canadian Securities Administrators at www.sedar.com. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC and Canadian securities regulatory authorities on Mitel’s website at investor.Mitel.com or by contacting Mitel’s Investor Relations Department at 469-574-8134. Copies of the documents filed with the SEC by Polycom will be available free of charge on Polycom’s website at http://investor.polycom.com/company/investor-relations/default.aspx or by contacting Polycom’s Investor Relations Department at 408-586-4271.

Participants in the Merger Solicitation

Mitel, Polycom and certain of their respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Mitel and Polycom in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Joint Proxy Statement/Prospectus described above when it is filed with the SEC and Canadian securities regulatory authorities. Additional information regarding Mitel’s directors and executive officers is also included in Mitel’s proxy circular for its 2015 Annual Meeting of Shareholders, which was filed with the SEC and Canadian securities regulatory authorities on April 15, 2015, and information regarding Polycom’s directors and executive officers is also included in Polycom’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2015. These documents are available free of charge as described above.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the company’s results as determined by generally accepted accounting principles (GAAP), the company also discusses, in its press releases and presentation materials, non-GAAP information which management believes provides useful information to investors, including Adjusted EBITDA, non-GAAP net income, non-GAAP operating expenses, non-GAAP Revenues and non-GAAP Gross Margin. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. We use these non-GAAP financial measures to assist management and investors in understanding our past financial performance and prospects for the future, including changes in our operating results, trends and marketplace performance, exclusive of unusual events or factors which do not directly affect what we consider to be our core operating performance. Non-GAAP measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. Investors are cautioned that non-GAAP financial measures should not be relied upon as a substitute for financial measures prepared in accordance with generally accepted accounting principles. Mitel provides a reconciliation between GAAP and non-GAAP financial information in our quarterly results announcements and in the supplemental slides used in conjunction with the company’s quarterly calls. This information is available on our website at www.mitel.com under the “Investor Relations” section http://investor.mitel.com/events.cfm.

Forward Looking Statements

Some of the statements in this press release are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and Polycom and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel or Polycom, or persons acting on either of their behalf, and are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the integration of Mitel and Polycom and the ability to recognize the anticipated benefits from the combination of Mitel and Polycom; the ability to obtain required regulatory approvals for the transaction, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the transaction; the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; risks relating to the value of the Mitel common shares to be issued in connection with the transaction; the anticipated size of the markets and continued

demand for Mitel and Polycom products and services, the impact of competitive products and pricing and disruption to Mitel’s and Polycom’s respective businesses that could result from the announcement of the transaction; and access to available financing on a timely basis and on reasonable terms, including the refinancing of Mitel and Polycom debt to fund the cash portion of the consideration in connection with the transaction. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulatory authorities on February 29, 2016, and in Polycom’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016. Forward-looking statements speak only as of the date they are made. Except as required by law, neither Mitel nor Polycom has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

About Mitel

A global market leader in enterprise and mobile communications powering more than 2 billion business connections and 2 billion mobile subscribers every day, Mitel (Nasdaq: MITL) (TSX: MNW) helps businesses and mobile carriers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries, and 130 mobile service providers including 15 of the top 20 mobile carriers in the world. That makes us unique, and the only company able to provide a bridge between enterprise and mobile customers. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

About Polycom

Polycom helps organizations unleash the power of human collaboration. More than 400,000 companies and institutions worldwide defy distance with secure video, voice and content solutions from Polycom to increase productivity, speed time to market, provide better customer service, expand education and save lives. Polycom and its global partner ecosystem provide flexible collaboration solutions for any environment that deliver the best user experience, the broadest multi-vendor interoperability and unmatched investment protection. Visit www.Polycom.com or connect with us on Twitter, Facebook, and LinkedIn to learn more.

© 2016 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom logo, and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.

Contact Information Mitel:

Media and Industry Analysts – Americas

Amy MacLeod

613-691-3317

amy.macleod@mitel.com

Media – EMEA/AP

Duncan Miller

+44 (0) 1291 612 646

duncan.miller@mitel.com

Investors

Michael McCarthy

469-574-8134

michael.mccarthy@mitel.com

Contact Information Polycom:

Media

Cameron Craig

415-650-9606

Cameron.craig@polycom.com

Investors

Laura Graves

408-586-4271

Laura.graves@polycom.com

Industry Analysts

Niki Hall

408-406-9339

Niki.hall@polycom.com